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                          May 4, 2022

       Craig Pommells
       Senior Vice President and Chief Financial Officer
       Cracker Barrel Old Country Store, Inc.
       305 Hartmann Drive
       Lebanon, Tennessee 37087-4779

                                                        Re: Cracker Barrel Old
Country Store, Inc.
                                                            Form 10-K for the
Fiscal Year Ended July 30, 2021
                                                            Filed September 24,
2021
                                                            File No. 1-25225

       Dear Mr. Pommells:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                          Sincerely,


                           Division of Corporation Finance

                           Office of Trade & Services
       cc:                                              Kara Jacobs, Vice
President and Corporate Controller